As filed with the Securities and Exchange Commission on January 16, 2013
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MFRI, Inc.
(Exact name of registrant as specified in its charter)

Delaware	36-3922969
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
7720 N. Lehigh Avenue, Niles, Illinois	60714
(Address of principal executive offices)	(Zip Code)
Deferred Stock Purchase Plan
(Full title of the plans)

Mr. David Unger
Chairman of the Board of Directors
MFRI, Inc.
7720 Lehigh Avenue
Niles, Illinois 60714
(Name and address of agent for service)

(847) 966-1000
(Registrant's telephone number, including area code)
Copy to:
Hal M. Brown, Esq.
Gregory W. Hayes, Esq.
DLA Piper LLP (US)
203 North LaSalle Street, Suite 1900
Chicago, Illinois 60601
(312) 368-4000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non‑accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer", "accelerated filer" and "smaller reporting company" in Rule 12b‑2 of the Exchange Act. (Check one):
Large accelerated filer ☐ Accelerated filer ☐ Non-accelerated filer ☐ Smaller reporting company ☒
CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price	Amount of Registered fee (4)
Deferred Stock Obligations(1)	200,000 units
Common Stock, par value $.01 per share	200,000	$5.8115	$1,162,300.00	$158.54
(1)The Deferred Stock Obligations are unsecured deferred compensation obligations of MFRI, Inc. ("Registrant") incurred in connection with a non-employee director's deferral of his or her annual retainer or certain executive officers' deferral of his or her annual incentive compensation in accordance with the terms of the MFRI, Inc. Deferred Stock Purchase Plan ("Plan"), which obligations will be settled in shares of Common Stock after the director's or officer's separation from service, as determined under Section 409A of the Internal Revenue Code, as amended.
(2)Pursuant to Rule 416 under the Securities Act of 1933, as amended ("Securities Act"), this Registration Statement also covers additional units of Deferred Stock Obligations and shares of Common Stock that may become issuable under the Plan by reason of any stock split, stock dividend, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of Common Stock. The 200,000 shares of Common Stock to be registered represent shares that will be issued to Plan participants in satisfaction of deferred stock obligations under the terms of the Plan.
(3)Estimated solely for purpose of computing the amount of the registration fee pursuant to Rule 457 under the Securities Act and based on the average of the high and low prices of the Registrant's Common Stock on January 11, 2013, as reported by the NASDAQ Global Market.
(4)Pursuant to Rule 457(i) under the Securities Act, the registration fee is calculated solely on the basis of the proposed offering price of the Deferred Stock Obligations, which convert to shares of the Registrant's Common Stock at distribution under the terms of the Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference

MFRI, Inc. ("Registrant") has filed the documents listed below with the Securities and Exchange Commission ("Commission") under the Securities Exchange Act of 1934, as amended ("Exchange Act"), and these documents are incorporated into this registration statement by reference:

a.Annual Report on Form 10-K/A for the year ended January 31, 2012.

b.Quarterly Report on Form 10-Q for the period ended April 30, 2012.

c.Quarterly Report on Form 10-Q and Form 10-Q/A for the period ended July 31, 2012.

d.Quarterly Report on Form 10-Q for the period ended October 31, 2012.

e.Current Report on Form 8-K filed on June 29, 2012.

f.Current Report on Form 8-K filed on October 15, 2012.

g.Current Report on Form 8-K filed on October 31, 2012.

h.Current Report on Form 8-K filed on December 10, 2012.

i.All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since January 31, 2012.

j.Description of the Registrant's common shares contained in the registration statement of the Registrant's predecessor on Form 8-A filed on March 13, 1990.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents").

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information furnished under Items 2.02 or 7.01 of Form 8-K be deemed incorporated by reference herein, unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities

The securities being registered under this Registration Statement consist of (1) obligations ("Deferred Stock Obligations") of the Registrant to issue shares of Common Stock in the future in connection with the deferred awards ("Awards") of a non-employee director's annual retainer or a Tier I or Tier II (as defined in the Compensation Committee Charter adopted by the Registrant in 2010, which is available at www.mfri.com under: corporate governance) executive officer's annual incentive compensation that are deferred by or on behalf of eligible directors or officers under the terms of the MFRI, Inc. Deferred Stock Purchase Plan ("Plan") and (2) shares of Common Stock of the Registrant into which the Deferred Stock Obligations shall convert upon the director's or officer's separation from service, as determined under Section 409A ("Section 409A") of the Internal Revenue Code of 1986, as amended ("Code"). A description of the Registrant's Common Stock is incorporated by reference in this Registration Statement pursuant to Item 3 above. A description of the Deferred Stock Obligations follows.

Subject to the provisions of the Plan, an eligible director or officer ("Grantee") may elect to receive payment of the Grantee's annual retainer, if the Grantee is a director, or annual incentive compensation, if the Grantee is an officer, in the form of stock deferrals. The maximum number of shares of Common Stock, which may be issued or delivered to Grantees under the Plan is 200,000. The number of shares in the Award will be determined by dividing the dollar amount of the director's annual retainer or the officer's annual incentive compensation subject to the Award by the fair market value of a share of Common Stock on the date the Award is granted, rounded to the next lowest whole share. A director will be entitled to receive the shares of Common Stock subject to an Award upon such director's separation from service as a member of the Board of Directors of the Registrant ("Board"), as determined under Section 409A, and the regulations or other guidance issued thereunder. An officer will be entitled to receive the shares of Common Stock subject to an Award upon the first business day of the fiscal year following the fiscal year of such officer's separation from service, as determined under Section 409A and the regulations or other guidance issued thereunder; provided, however that distribution will not be made prior to the date that is six months following the officer's separation from service to the extent the officer is a specified employee as defined in Code Section 409A(a)(2)(b)(ii).

The number of shares subject to each Award shall be increased by the award of additional shares of Common Stock if any dividend is paid with respect to the Common Stock, subject to any Award previously granted under the Plan. The number of additional shares of Common Stock will be determined by multiplying: (a) the number of shares of Common Stock subject to each Award held by the Grantee on the dividend declaration date; by (b) the dividend paid per share by the Registrant on Common Stock; and dividing the result by (c) the fair market value of a single share of Common Stock on the dividend payment date.

All Awards shall be received only by the Grantee during the Grantee's lifetime. The Grantee's right to receive shares under an Award may not be sold, assigned, transferred, alienated, commuted, anticipated, or otherwise disposed of (except by will or the laws of descent and distribution), or pledged or hypothecated as collateral for a loan or as security for the performance of any obligation, or be otherwise encumbered, and may not become subject to attachment, garnishment, execution or other legal or equitable process, and any attempt to do so shall be null and void.

In the event of a reorganization, recapitalization, stock split or reverse stock split, combination of shares, merger, spin-off, split-up, share exchange, consolidation, rights offering or other similar change in the capital structure or shares of the Registrant, or an unusual or nonrecurring event affecting the Registrant or its financial statements or resulting from changes in applicable laws, regulations or accounting principles, adjustments in the number and kind of shares subject to Awards under the Plan as well as the treatment of fractional shares that arise as a result of such adjustments shall be made if, and in the same manner as, such adjustments are made to equity awards issued under the Registrant's 2004 Stock Incentive Plan or any replacement or successor equity plan, subject to any required action by the Board or the stockholders of the Registrant and compliance with applicable securities laws.
In the event of any transaction resulting in a Change in Control (as defined in Section 3.4 of the Plan) of the Registrant, the Registrant, in its sole discretion, may elect to change the form of payment in order to make payments with respect to outstanding Awards in cash having an equivalent value in lieu of Common Stock. For the purposes of payments made with respect to Section 3.4 of the Plan, outstanding Awards shall be valued at fair market value determined as of the date of the consummation of the transaction resulting in the Change in Control.
The Registrant shall have the power to withhold, or require a Grantee to remit to the Registrant, an amount sufficient to satisfy any withholding or other tax due from the Registrant with respect to any Award under the Plan, and the Registrant may defer such payment or issuance unless indemnified to its satisfaction. In no event shall the Registrant be liable for the payment of any taxes with respect to any Award under the Plan.
The Board may suspend or terminate the Plan or any portion thereof at any time and may amend the Plan from time to time in such respects as the Board may deem advisable (i) in order that any Awards thereunder shall conform to or otherwise reflect any change in applicable laws or regulations; (ii) to permit the Registrant or the Grantees to enjoy the benefits of any change in applicable laws or regulations; or (iii) in any other respect the Board may deem to be in the best interests of the Registrant. No such amendment, suspension or termination shall (a) impair the rights of Grantees under any outstanding Award without the consent of the Grantees affected thereby or (b) make any change that would disqualify the Plan, or any other plan of the Registrant intended to be so qualified, from the exemption provided by Rule 16b-3, promulgated pursuant to the Exchange Act. No provision of the Plan which states the amount and price of securities to be awarded, specifies the timing of awards or sets forth the formula that determines the amount, price and timing of awards may be amended more than once every six months, except to comport with changes in the Code.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes indemnification of directors, officers, employees and agents of the Registrant; allows the advancement of costs of defending against litigation; and permits companies incorporated in Delaware to purchase insurance on behalf of directors, officers, employees and agents against liabilities whether or not in the circumstances such companies would have the power to indemnify against such liabilities under the provisions of the statute.

The Registrant's Certificate of Incorporation and its By‑Laws provide for indemnification of its officers and directors to the full extent permitted by Section 145 of the Delaware General Corporation Law.

The Registrant's Certificate of Incorporation eliminates, to the fullest extent permitted by Delaware law, liability of a director to the Registrant or its stockholders for monetary damages for a breach of such director's fiduciary duty of care except for liability where a director (a) breaches his or her duty of loyalty to the Registrant or its stockholders, (b) fails to act in good faith or engages in intentional misconduct or knowing violation of law, (c) fails to dissent (unless absent) from payment of an unlawful dividend or an unlawful stock repurchase or redemption or (d) obtains an improper personal benefit. While liability for monetary damages has been eliminated, equitable remedies such as injunctive relief or rescission remain available. In addition, a director is not relieved of his responsibilities under any other law, including the federal securities laws.

The Registrant has entered into indemnification agreements in the form described below with each person who is currently a member of the Board and will enter into such agreements with persons who in the future become directors of the Registrant. Such indemnification agreements provide for indemnification against any and all expenses incurred in connection with, as well as any and all judgments, fines, and amounts paid in settlement resulting from, any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (collectively an "Action"), by reason of the fact that such director is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. The indemnification agreements provide that if any payment, advance or indemnification of the director requires that he or she acted in good faith, in a manner he or she reasonably believed to be for or not opposed to the best interests of the Registrant or without reasonable cause to believe his or her conduct was unlawful, then it shall be presumed that he or she so acted unless proven otherwise by clear and convincing evidence. The indemnification agreements also provide for the advancement of all expenses, including reasonable attorneys' fees, arising from the investigation of any claim, preparation for the defense or defense or settlement of an Action. The indemnification agreements authorize the Registrant to participate in the defense of any action and to assume the defense thereof, with counsel who shall be reasonably satisfactory to the director, provided that the director shall be entitled to separate counsel of his or her choosing if he or she reasonably believes that (i) there exists conflicting interests between himself or herself and the Registrant or other parties (the defense of whom the Registrant shall have assumed) or (ii) there is any substantial likelihood that the Registrant will be financially or legally unable to satisfy its obligations under the Indemnification Agreement. The indemnification agreements provide that a director's rights under such contract are not exclusive of any other indemnification rights he or she may have under any provision of law, the Registrant's Certificate of Incorporation or By-laws, the vote of the Registrant's stockholders or disinterested directors, other agreements or otherwise.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibits filed with this Amendment:

4.1	MFRI, Inc. Deferred Stock Purchase Plan

5	Opinion of DLA Piper LLP (US)

23.1    Consent of Grant Thornton LLP

23.2	Consent of DLA Piper LLP (US) (contained in Exhibit 5 hereof)

Item 9. Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended ("Securities Act");

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities (if the total dollar value of securities would not exceed that which was registered) and a deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post‑effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post‑effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post‑effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to existing provisions or arrangements whereby the Registrant may indemnify a trustee, officer or controlling person of the Registrant against liabilities arising under the Securities Act, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Niles, State of Illinois, on January 16, 2013.

MFRI, INC.

/s/ David Unger
David Unger
Chairman of the Board of Directors and
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on January 16, 2013.

/s/ David Unger David Unger, Director, Chairman of the Board of Directors, and Chief Executive Officer (Principal Executive Officer)	/s/ Dennis Kessler Dennis Kessler, Director
/s/ Bradley E. Mautner Bradley E. Mautner, Director, President and Chief Operating Officer	/s/ Arnold F. Brookstone Arnold F. Brookstone, Director
/s/ Gerald P. O'Connor Gerald P. O'Connor, Chief Financial Officer (Principal Financial and Accounting Officer)	/s/ Eugene Miller Eugene Miller, Director
/s/ Mark A. Zorko Mark A. Zorko, Director	/s/ Stephen B. Schwartz Stephen B. Schwartz, Director

/s/ David S. Barrie David S. Barrie, Director	/s/ Michael J. Gade Michael J. Gade, Director

EXHIBIT INDEX

Exhibit No.	Description
4.1	MFRI, Inc. Deferred Stock Purchase Plan
5	Opinion of DLA Piper LLP (US)
23.1	Consent of Grant Thornton LLP
23.2	Consent of DLA Piper LLP (US) (contained in Exhibit 5 hereof)